Exhibit 99.1

Jerash Holdings Reports Financial Results

for Fiscal 2023 Fourth Quarter and Full Year

FAIRFIELD, N.J., June 27, 2023 – Jerash Holdings (US), Inc. (NASDAQ: JRSH) (the “Company” or “Jerash”), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2023 fourth quarter and full year, ended March 31, 2023.

Fiscal 2023 Fourth Quarter Results

Fiscal 2023 fourth quarter revenue was $23.8 million, down 23.2 percent from $30.9 million in the same period last year, primarily due to lower sales from two major U.S. customers. Revenue also was negatively impacted by approximately $3 million of orders, with shipments being deferred by customers to the fiscal 2024 first quarter.

Gross profit was $2.5 million for the fiscal 2023 fourth quarter, compared with $4.7 million in the same quarter last year. Gross margin for the most recent fourth quarter decreased to 10.3 percent, from 15.1 percent in the same period last year. The decrease in gross margin was primarily driven by a lower proportion of U.S. orders and a product mix shift.

Operating expenses totaled $4.3 million in the fiscal 2023 fourth quarter, compared with $4.6 million in the same period last year. The slight decrease was due to smaller stock-based compensation expenses in fiscal 2023.

Operating loss was $1.8 million for the fiscal 2023 fourth quarter, compared with operating income of $126,000 for the same period last year.

Total other expenses were $86,000 in the fiscal 2023 fourth quarter, compared with total other income of $148,000 in the last year’s fourth quarter. Interest expenses were $268,000 in the fiscal 2023 fourth quarter, compared with $63,000 for the same quarter last year.

Income tax expenses for fiscal 2023 fourth quarter were $68,000, compared with $405,000 in the same period last year.

Net loss was $2.0 million, or $0.16 per share, for the fiscal 2023 fourth quarter, compared with a net loss of $131,000, or $0.01 per share, in the same period last year.

“Revenue and gross margin for the 2023 fourth quarter continued to be impacted by fewer orders from our two major U.S. customers, as well as a shift in product mix to lower margin items. We also are comparing against a particularly strong revenue quarter a year ago,” said Sam Choi, Jerash’s chairman and chief executive officer. “The retail sector continues to face a weak economic environment, as consumers are limiting their spending on higher priced items.

“On the positive front, our joint venture with Busana Apparel Group is progressing well. Initial feedback from Busana’s global branded customers indicate their keen interest in geographically diversifying production to Jordan from Asia, in part, to take advantage of duty-free agreements with the U.S. and other countries. We anticipate production as part of the joint venture to start in the second half of the current fiscal year.

“We are continuing to focus on our initiative to diversify our customer base, through our own marketing activities and through our joint venture. As well, we have begun planning the development of property acquired in 2019 to be at-the-ready as market conditions improve,” Choi added.

Fiscal 2023 Full Year Results

Fiscal 2023 revenue decreased slightly to $138.1 million, from $143.4 million in fiscal 2022. Despite receiving orders from new customers during the year, the added revenue was not enough to offset the shortfall in sales from certain existing customers.

Gross profit in fiscal 2023 totaled $21.8 million, compared with $27.3 million in fiscal 2022. Gross margin was 15.8 percent in fiscal 2023, compared with 19.1 percent in fiscal 2022.

Operating expenses in fiscal 2023 were $17.4 million, compared with $16.8 million in fiscal 2022. Operating income decreased to $4.4 million in fiscal 2023, from $10.5 million in fiscal 2022.

Net income amounted to $2.4 million, or $0.19 per share, in fiscal 2023, compared with $7.9 million, or $0.67 per share, in fiscal 2022.

Balance Sheet, Cash Flow and Dividends

Cash and restricted cash totaled $19.4 million, and net working capital was $42.8 million as of March 31, 2023. Net cash provided by operating activities was approximately $10.8 million for the fiscal year ended March 31, 2023, compared with $9.0 million for last year.

On May 23, 2023, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock. The dividend was paid on June 9, 2023, to stockholders of record as of June 2, 2023.

Outlook

●	Revenue for fiscal 2024 first quarter and full year to be maintained at the similar level as fiscal 2023.

●	Gross margin goal for the full fiscal 2024 year is expected to be around 15-16 percent subject to final product mix of shipments.

Share Repurchase Program

As of March 31, 2023, 239,500 shares had been repurchased at market rates, at a total price of $1.2 million, excluding broker commissions, under the share repurchase program authorized by the board in June 2022. The program expired at the end of fiscal 2023.

Conference Call

Jerash Holdings will host an investor conference call to discuss its fiscal 2023 fourth quarter and full year results today, June 27, 2023, at 9:00 a.m. Eastern Time.

Phone:	888-506-0062 (domestic); 973-528-0011 (international)

Conference ID:	873668

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands and retailers, including VF Corporation (which owns brands such as The North Face, Timberland, and Vans), New Balance, G-III (which licenses brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and Skechers. Jerash’s existing production facilities comprise six factory units and four warehouses, and Jerash currently employs approximately 5,000 people. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, and expansion of the customer base among high-profile global brands, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin or Roger Pondel

310-279-5980; jlin@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE- AND TWELVE-MONTHS ENDED MARCH 31, 2023 AND 2022

	For the Three Months Ended March 31,		For the Fiscal Years Ended March 31,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)

Revenue, net	$23,774,006	$30,940,021	$138,063,309	$143,354,902
Cost of goods sold	21,321,046	26,254,643	116,273,569	116,023,267
Gross Profit	2,452,960	4,685,378	21,789,740	27,331,635

Selling, general and administrative expenses	4,164,229	4,247,407	16,960,978	15,895,998
Stock-based compensation expenses	119,078	312,165	413,900	947,079
Total Operating Expenses	4,283,307	4,559,572	17,374,878	16,843,077

Income (Loss) from Operations	(1,830,347)	125,806	4,414,862	10,488,558

Other (Expense) Income:
Interest expenses	(267,800)	(62,899)	(768,131)	(210,576)
Other income, net	181,521	211,012	437,002	165,893
Total other (expense) income, net	(86,279)	148,113	(331,129)	(44,683)

Net income (loss) before provision for income taxes	(1,916,626)	273,919	4,083,733	10,443,875

Income tax expense	67,703	405,229	1,664,110	2,524,275

Net Income (loss)	(1,984,329)	(131,310)	2,419,623	7,919,600

Other Comprehensive Income (Loss):
Foreign currency translation gain (loss)	45,692	21,131	(250,374)	143,046
Comprehensive Income (Loss) Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$(1,938,637)	$(110,179)	$2,169,249	$8,062,646

Earnings (Loss) Per Share Attributable to Common Stockholders:
Basic and diluted	$(0.16)	$(0.01)	$0.19	$0.67

Weighted Average Number of Shares
Basic	12,525,166	12,334,318	12,635,785	11,821,779
Diluted	12,525,166	12,334,318	12,675,351	11,897,717

Dividend per share	$0.05	$0.05	$0.20	$0.20

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	March 31, 2023	March 31, 2022
ASSETS
Current Assets:
Cash	$17,801,614	$25,176,120
Accounts receivable, net	2,240,537	11,049,069
Bills receivable	87,573	-
Tax recoverable	16,763	374,377
Inventories	32,656,833	28,255,179
Prepaid expenses and other current assets	2,947,815	3,233,592
Investment deposits	-	500,000
Advance to suppliers, net	1,533,091	1,284,601
Total Current Assets	57,284,226	69,872,938

Restricted cash – non-current	1,609,989	1,407,368
Long-term deposits	841,628	419,597
Deferred tax assets, net	153,873	352,590
Property, plant and equipment, net	22,355,574	10,933,147
Goodwill	499,282	499,282
Right of use assets	974,761	1,826,062
Total Assets	$83,719,333	$85,310,984

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Credit facilities	$-	$-
Accounts payable	5,782,570	4,840,225
Accrued expenses	2,930,533	3,115,953
Income tax payable – current	2,846,201	2,861,272
Other payables	1,477,243	2,278,816
Deferred revenue	928,393	-
Amount due to a related party	-	300,166
Operating lease liabilities – current	481,502	739,101
Total Current Liabilities	14,446,442	14,135,533

Operating lease liabilities – non-current	287,247	869,313
Income tax payable – non-current	751,410	1,001,880
Total Liabilities	15,485,099	16,006,726

Stockholders’ Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 12,534,318 and 12,334,318 shares issued; 12,294,840 and 12,334,318 shares outstanding as of March 31, 2023 and 2022, respectively	12,534	12,334
Additional paid-in capital	22,931,046	22,517,346
Treasury stock, 239,478 and none shares as of March 31, 2023 and 2022, respectively	(1,169,046)	-
Statutory reserve	410,847	379,323
Retained earnings	46,172,082	46,268,110
Accumulated other comprehensive (loss) gain	(123,229)	127,145
Total Jerash Holdings (US), Inc.’ Stockholders’ Equity	68,234,234	69,304,258

Total Liabilities and Stockholders’ Equity	$83,719,333	$85,310,984

JERASH HOLDINGS (US), INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Fiscal Years Ended March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$2,419,623	$7,919,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,430,692	2,149,419
Stock-based compensation expenses	413,900	947,079
Bad debt expense	-	221,584
Amortization of operating lease right-of-use assets	989,220	803,056
Changes in operating assets:
Accounts receivable	8,808,532	762,614
Bills receivable	(87,573)	-
Inventories	(4,401,654)	(3,219,213)
Prepaid expenses and other current assets	285,782	(904,305)
Advance to suppliers	(248,490)	1,752,091
Deferred tax assets	198,717	(203,928)
Changes in operating liabilities:
Accounts payable	942,345	(3,082,614)
Accrued expenses	(185,421)	783,087
Other payables	(801,574)	823,608
Deferred revenue	928,393	-
Operating lease liabilities	(977,584)	(759,919)
Income tax payable, net of recovery	92,226	971,386
Net cash provided by operating activities	10,807,134	8,963,545

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(722,770)	(2,955,328)
Payments for construction of properties	(5,084,044)	(2,098,323)
Acquisition of MK Garments	-	(2,700,000)
Acquisition of Ever Winland	(5,100,000)	-
Acquisition of Kawkab Venus	(2,200,000)	-
Acquisition deposit	-	(500,000)
Payment for long-term deposits	(668,337)	(419,597)
Net cash used in investing activities	(13,775,151)	(8,673,248)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(2,484,127)	(2,366,796)
Share repurchase	(1,169,046)	-
Repayment from short-term loan	(7,197,995)	(612,703)
Repayment to a related party	(300,166)	(1,763)
Proceeds from short-term loan	7,197,995	-
Net proceeds from issuance of common stock	-	6,270,000
Net cash (used in) provided by financing activities	(3,953,339)	3,288,738

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND RESTRICTED CASH	(250,529)	143,990

NET (DECREASE) INCREASE IN CASH AND RESTRICTED CASH	(7,171,885)	3,723,025

CASH, AND RESTRICTED CASH, BEGINNING OF THE YEAR	26,583,488	22,860,463

CASH, AND RESTRICTED CASH, END OF THE YEAR	$19,411,603	$26,583,488

CASH, AND RESTRICTED CASH, END OF THE YEAR	19,411,603	26,583,488
LESS: NON-CURRENT RESTRICTED CASH	1,609,989	1,407,368
CASH, END OF THE YEAR	$17,801,614	$25,176,120

Supplemental disclosure information:
Cash paid for interest	$768,131	$210,576
Income tax paid	$1,747,635	$1,762,254

Non-cash investing and financing activities
Equipment obtained by utilizing long-term deposit	$237,412	$321,862
Acquisition of Kawbab Venus by utilizing long-term deposit	$500,000	$-
Right of use assets obtained in exchange for operating lease obligations	$190,654	$1,022,172